Exhibit 99.1

       Source: Empire Energy Corporation International

     FOR IMMEDIATE RELEASE

      For more information, contact:

                          Malcolm Bendall, President

Renner Business Center

16801 West 116th Street

Lenexa, KS 66219-9603

Empire Increases Board of Directors

Lenexa, Kansas---(BUSINESS WIRE)--- October 7, 2005 ; Empire Energy Corporation International   (Empire) (OTCBB: EEGC.OB – News ) announced that Tad Ballantyne, CEO of Hoopeston Foods, Inc., has been appointed as an independent member of the Board of Directors to serve until the next annual meeting.

Mr. Ballantyne is an officer and director of several private companies including BR Industries, Inc, Hoopeston Foods, Inc., L.C. Thomsen Inc., Jilin Jimei Foods, and other companies engaged in manufacturing and processing industries as well as real estate acquisition and development. During 2003, Texas Steel Partners Inc., a Texas-based steel foundry, filed for reorganization and was liquidated pursuant to a bankruptcy Chapter 7 conversion. Mr. Ballantyne was an officer and director and 50% shareholder of Texas Steel Partners. During the last 15 years, Mr. Ballantyne has been in the business of acquiring and operating troubled companies or assets being divested by public and private companies on a global basis. In addition, he has been both an officer and director of two public companies previously engaged in the oil and gas business on the production and refining side.  He holds a Bachelor of Science degree in business management from the University of Wisconsin.

Malcolm Bendall, CEO of Empire said, “I am delighted to add Tad Ballantyne to the Board.  He brings a wealth of experience in mergers and acquisitions including oil and gas experience and is qualified to serve as chairman of the audit committee based on experience.”

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,”, “ believes,” “plans” and other similar expressions.  These forward-looking statements involve risks an uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.